Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act, the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.	The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.	The text of the amendment is attached hereto as Annex A.

3.
The amendment was adopted and approved by the Company’s Board of Directors on March 2, 2018, and adopted and approved by the Company’s shareholders on September 5, 2018, as required by Chapter 490 of the Iowa Code and by the Articles of Incorporation.

4.	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

Dated: September 5, 2018

CASEY’S GENERAL STORES, INC.

By:    /s/ Terry W. Handley
Terry W. Handley
President and Chief Executive Officer

ANNEX A

Article V, subsections B and C of the Second Restatement of the Restated and Amended Articles of Incorporation, are hereby amended to be re-lettered as subsections C and D, respectively, and the following is added as a new subsection B:

B.    A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the requirements for shareholder nominees for director set forth in the Bylaws of the Corporation, and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.